EXHIBIT 4.9

SECURITY AGREEMENT

This Security Agreement (this "Agreement") is by and among Quamtel, Inc., a Texas corporation (the "Borrower"), and Gilder Funding (the "Secured Party").

GRANT OF SECURITY INTEREST.

The Borrower hereby assigns and pledges to the Secured Party, and hereby grants to the Secured Party, a lien and security interest in all of the Borrower's right, title and interest in and to the following, wherever located, whether presently held or hereafter acquired and whether now existing or hereafter arising by Borrower and its subsidiaries (the "Collateral"):

●   all goods (including, without limitation, inventory, equipment, and any accessions thereto);

●   all instruments (including, without limitation, promissory notes) and documents;

●   all securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims, and all commercial tort claims and proceeds therefrom;

●    all general intangibles including, without limitation, all payment intangibles, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, software, engineering drawings, service marks, customer lists, goodwill, and all licenses, permits, agreements of any kind or nature pursuant to which the Borrower possesses, uses or has authority to possess or use property (whether tangible or intangible) of others or others possess, use or have authority to possess or use property (whether tangible or intangible) of the Borrower;

●   all recorded data of any kind or nature, regardless of the medium of recording including, without limitation, all software, writings, plans, specifications and schematics; and

●    all products and proceeds of any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.

PRIORITY OF SECURITY INTEREST. The security interest granted by this Agreement is a first priority lien, and Borrower agrees not to place any other lien, whether or not subordinated, against the Collateral.

SECURITY FOR OBLIGATIONS. This Agreement secures the prompt and complete payment and performance of all obligations of the Borrower to the Secured Party and any affiliate of the Secured Party now or hereafter existing, specifically including all liability and obligation under that certain Promissory Note dated the date hereof in the principal amount of one million dollars ($1,000,000), and related documents and agreements and performance and observance by the Borrower of all covenants and conditions contained in the Note and related documents and agreements (all such covenants and conditions are collectively referred to as the "Secured Obligations").

REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants that the principal place of business and chief executive office of the Borrower and the office where the Borrower keeps its records concerning the Collateral is the city of Dallas, county of Dallas, State of Texas. All of the Collateral is located at such principal place of business or at certain customer premises.

FURTHER ASSURANCES; COVENANTS WITH RESPECT TO THE COLLATERAL.

The Borrower agrees that from time to time, at the expense of the Borrower, the Borrower will promptly execute and deliver all other instruments and documents, and take all further action, that may be necessary or desirable, or that the Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies under this Agreement with respect to any Collateral. Borrower agrees to keep the Collateral equipment in good order and repair and insured against loss and damage to others.

The Borrower hereby authorizes the Secured Party to file one or more financing or continuation statements, and amendments to such statements, relative to all or any part of the Collateral without the signature of the Borrower where permitted by law. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part of the Collateral shall be sufficient as a financing statement where permitted by law.

The Borrower agrees to notify the Secured Party of any change of its name, organizational structure or federal tax identification number within thirty days of such change.

The Borrower shall not permit anything to be done that may impair the value of any of the Collateral or the lien and security interest to be afforded by this Agreement, except in the ordinary course of business.

TRANSFERS AND OTHER LIENS. The Borrower shall not: (a) sell, assign (by agreement, operation of law or otherwise) or otherwise dispose of any of the Collateral (other than in the ordinary course of business); or (b) create or suffer to exist any lien or security interest upon or with respect to any of the Collateral, except for the lien or security interest created by this Agreement, liens and security interests in favor of the Secured Party, liens and security interests already in existence at the time of the execution of this Agreement, liens and security interests expressly and validly subordinated to the security interests created by this Agreement, or otherwise as approved in writing by the Secured Party.

REMEDIES. If any Default shall have occurred and be continuing, the Secured Party may exercise in respect of the Collateral, in addition to other rights and remedies provided for in this Agreement or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral),

SECURED PARTY APPOINTED ATTORNEY-IN-FACT. Effective upon the occurrence of and continuance of a default under the Note or this Agreement, the Borrower hereby irrevocably appoints the Secured Party as the Borrower's attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower, the Secured Party or otherwise in the Secured Party's sole discretion, to take any action and to execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement.

SUBORDINATION. The Secured Party agrees to a one time subordination to second place to make way for additional funding for the company.

TERMINATION; REINSTATEMENT, ETC.

The Borrower agrees that this Agreement and the liens and security interest granted under this Agreement shall terminate only when all of the Secured Obligations have been fully paid and performed, at which time the Secured Party upon the Borrower's request shall reassign and redeliver (or cause to he reassigned and redelivered) to the Borrower, or to such person as the Borrower shall designate in writing, against receipt, such of the Collateral (if any) as shall not have been sold or otherwise applied by the Secured Party pursuant to the terms of, and shall still be held by it under this Agreement.

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by the Secured Party in respect of the Secured Obligations is rescinded or must otherwise be restored or returned by the Secured Party upon the filing of any bankruptcy proceeding by or of the Borrower or upon the appointment of any intervenor or conservator of, or trustee or similar official for, the Borrower or any substantial part of their assets, or otherwise, all as though such payments had not been made.

All rights of marshaling of assets of the Borrower, including any such right with respect to the Collateral, are hereby waived by the Borrower.

This Agreement shall create a continuing security interest in the Collateral and shall: (i) remain in full force and effect until satisfaction in full of the Secured Obligations; (ii) be binding upon the Borrower, its successors and assigns; and (iii) inure to the benefit of the Secured Party and its successors, transferees and assigns.

The Borrower hereby expressly waives, to the extent permitted by applicable law: (i) notice of the acceptance by the Secured Party of this Agreement; (ii) notice of the existence or creation or non-payment of all or any of the Secured Obligations; (iii) presentment, demand, notice of dishonor, protest, intent to accelerate, acceleration and all other notices whatsoever; and (iv) all diligence in collection or protection of or realization upon the Secured Obligations or any of the Secured Obligations, any obligation under this Agreement, or any security for or guaranty of any of the foregoing.

MISCELLANEOUS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of executed signature pages by facsimile transmission is binding on the parties.   The headings of this Agreement are for convenience of reference only and shall not affect the meaning of this Agreement.

SEVERABILITY. Each provision of this Agreement shall be interpreted where possible in a manner necessary to sustain its legality and enforceability. The unenforceability or illegality of any provision or any portion of a provision of this Agreement in a specific situation shall not affect the enforceability or legality of: (a) that provision or portion of a provision in another situation; or (b) the other provisions of this Agreement or the remaining portion of a provision if such other provisions or the remaining portion could then continue to conform with the purposes of this Agreement and the terms and requirements of applicable law. Each provision or portion of a provision found unenforceable or illegal shall be replaced with a legal and enforceable provision or portion of a provision which comes closest to the economic results intended by the parties.

WAIVER. The failure of either party to insist in any one or more instances upon performance of any term, covenant or condition set forth in this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition; and the obligations of each party with respect to such term, covenant or condition shall continue in full force and effect.

ENTIRE AGREEMENT, ETC. This Agreement, the Note, and all of the other documents referred to in such Agreements embody the entire agreement and understanding between the parties with respect to the subject matter of such Agreements and supersede all prior agreements and understandings between the parties, whether oral or written. This Agreement shall not be modified or amended except by written agreement of the parties.

GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (excluding its conflicts of laws rules).

DATED as of February 27th , 2010.

SECURED PARTY:

GILDER FUNDING

BORROWER:

QUAMTEL, INC.

By:	/s/ Stuart Ehrlich